Exhibit 99.1
DISNEY HOURLY SAVINGS AND
INVESTMENT PLAN
REPORT ON FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
INDEX TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Page
Report of Independent Registered Public Accounting Firm	F-1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2005 and 2004	F-2

Statement of Changes in Net Assets Available for Benefits For the year ended December 31, 2005	F-3

Notes to Financial Statements	F-4

Additional Information (included pursuant to Department of Labor Rules and Regulations):

Schedule H, line 4i — Schedule of Assets (Held at End of Year) For the year ended December 31, 2005	F-10

Schedule H, line 4a — Schedule of Delinquent Participant Contributions For the year ended December 31, 2005	F-11
Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of
the Disney Hourly Savings and Investment Plan
In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Hourly Savings and Investment Plan (the “Plan”) at December 31, 2005 and 2004, and the changes in net assets available for benefits for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Delinquent Participant Contributions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
PricewaterhouseCoopers LLP
Los Angeles, California
June 20, 2006

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

	December 31,
	2005	2004
Assets
Investments in Master Trust:
At fair value:
The Walt Disney Company Common Stock Fund	$9,618	$8,487
Shares of registered investment companies:
Fidelity Growth & Income Portfolio Fund	2,198	1,558
Fidelity Institutional Money Market Fund	2,926	-
Fidelity Cap Appreciation Fund	3,955	2,999
Fidelity Asset Manager Fund	1,727	1,266
Fidelity Diversified International Fund	2,524	1,446
Fidelity Freedom Income Fund	47	1
Fidelity Freedom 2000 Fund	14	4
Fidelity Freedom 2010 Fund	252	1
Fidelity Freedom 2020 Fund	299	2
Fidelity Freedom 2030 Fund	302	10
Fidelity Retirement Money Market Portfolio Fund	-	1,815
Fidelity Freedom 2040 Fund	258	1
Fidelity US Equity Index Pool	1,439	1,120
Fidelity Freedom 2005 Fund	66	37
Fidelity Freedom 2015 Fund	391	10
Fidelity Freedom 2025 Fund	328	6
Fidelity Freedom 2035 Fund	282	2
PIMCO Total Return Fund	1,975	1,266
Baron Growth Fund	1,111	231
Ariel Appreciation Fund	806	513
Sequoia Fund	3,350	2,060
Calamos Growth A	3,434	2,182
Vanguard Mid-Cap Index Fund – Institutional Class	637	-
Royce Low Priced Stock Fund	321	27
Vanguard Mid-Cap Index Fund – Admiral Class	-	70
Tamarack Enterprise I Fund	875	756
Participant loans	995	826

Total investments	40,130	26,696

Receivables:
Participant contributions	1	1
Employer contributions	143	48
Interest and dividend income	106	71

Total receivables	250	120

Net assets available for benefits	$40,380	$26,816

The accompanying notes are an integral part of these financial statements.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

For the Year Ended
December 31,
2005
Additions to net assets attributed to:

Plan’s interest in Master Trust’s investment income:
Dividends	$1,606
Interest	45
Net depreciation in fair value of investments (Note 3)	(1,207)

444

Contributions:
Participant	11,450
Employer	2,893

14,343

Total additions	14,787

Deductions from net assets attributed to:

Benefits paid to participants	1,209
Administrative expenses (Note 5)	14

Total deductions	1,223

Net increase	13,564

Net assets available for benefits:
Beginning of year	26,816

End of year	$40,380

The accompanying notes are an integral part of these financial statements.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(Tabular dollars in thousands)
1. Description of the Plan
General
The Walt Disney Company (the “Company”) adopted the Disney Hourly Savings and Investment Plan (the “Plan”) effective as of June 1, 2000. The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. This Plan is also an Employee Stock Ownership Plan (ESOP) that provides employees the opportunity to participate in the performance, both positive and negative, of The Walt Disney Company common stock. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.
Administration of the Plan
The Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) administers the Plan, interprets its provisions and resolves all issues arising in the administration of the Plan.
The assets of the Plan are administered under a trust agreement between the Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration.
Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.
Participation
Effective January 1, 2005, participation in the Plan is available to all domestic hourly employees of the Company and its subsidiaries who are not covered by a collective bargaining agreement, or who are covered by a collective bargaining agreement that provides for their participation in the Plan. Prior to January 1, 2005, participation in the Plan was only available to certain domestic hourly employees of the Company and its subsidiaries who were covered by a collective bargaining agreement providing for their participation in the Plan, or who were employed at the Disneyland Resort.
Effective July 1, 2004, eligible employees age 18 or older may enroll and begin making contributions 90 days after their hire date. After one year of service, during which they must also work at least 750 hours, Company matching contributions begin. Prior to July 1, 2004, participants were required to complete a year of service with 750 hours before they could enroll and begin making contributions and receive Company matching contributions.
The Plan accepts direct cash rollovers from other qualified plans or conduit IRAs regardless of whether the employee has met the eligibility service requirement.
Contributions
Participants are permitted to contribute in whole percentages, up to 20 percent of their base compensation on a pre-tax basis, through weekly payroll deductions. A participant’s total pre-tax contributions and the Company’s matching contributions, in any Plan year, cannot exceed the limits provided under Section 415 of the Code.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)
1. Description of the Plan (continued)
Contributions (continued)
The Company currently contributes a matching amount not to exceed the lesser of two percent of eligible compensation or 1/2 of employee contributions. The Company may change the level of matching contributions or cease making matching contributions. Prior to October 1, 2004, Company matching contributions were invested exclusively in the Company’s common stock, although participants were free to transfer all or any portion of their accumulated Company matching contributions to any of the available Plan investment funds, or any combination of funds. Effective as of October 1, 2004, participants may pre-elect investment of the Company’s matching contributions in any of the available Plan investment funds, or any combination of funds. If no election is made, Company matching contributions are invested in the Company’s common stock.
Income earned on Participant and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan.
Vesting
Participants are fully vested immediately in their own contributions. Effective January 1, 2005 participants are fully vested immediately in their Company matching contributions. Prior to January 1, 2005 participants were fully vested in their Company matching contributions after they had completed three years of service with the Company.
Investments
Participants may direct the investment of their employee contributions and any Company-matching contributions in any one or more of the investment funds established for the Plan. Participants may elect to change the investment of their pre-tax contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.
Benefits, Distributions and Withdrawals
A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants’ account balances under $1,000 are automatically distributed within 60 days following the participant’s severance date, unless the participant elects to rollover the distribution into an IRA or another qualified plan. If no election is made, the vested account balance will be distributed to the participant less 20 percent for federal tax withholding. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.
Under Section 401(k) of the Code, in-service withdrawals, up to 100% of the participant’s account, are available upon age 59 1/2. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.
Loans
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each loan is $1,000, and a participant may only have one loan outstanding.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)
1. Description of the Plan (continued)
Loans (continued)
Loans may have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant. The interest rate on loans is currently the Bank of America prime rate plus one percent.
Plan Amendment or Termination
The Company reserves the right to amend or modify the provisions of the Plan at any time and from time to time. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.
2. Summary of Significant Accounting Policies
Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.
Risks and Uncertainties
The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances, the amounts reported in the Statements of Net Assets Available for Benefits and the amounts reported in the Statement of Changes in Net Assets Available for Benefits.
Investment Valuation and Income Recognition
The Plan’s investments are all held in the Master Trust. Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. Shares of common and collective trust funds are valued at net unit value, which is based upon the value of the underlying securities as determined by the Trustee at year end. The Company stock fund is valued at year end unit closing price (defined as the year end market price of common stock plus uninvested cash position). Participant loans are valued at their outstanding balances, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)
2. Summary of Significant Accounting Policies (continued)
Net Appreciation/Depreciation in Fair Value of Investments
The Plan’s share of the Master Trust’s net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) on sales and unrealized appreciation (depreciation) on investments.
Payment of Benefits
Benefits are recorded when paid.
3. Investments
The following are investments within the Master Trust that represent 5% or more of the Plan’s net assets at December 31:

	2005	2004

The Walt Disney Company Common Stock Fund	$9,618	$8,487
Fidelity Growth & Income Portfolio Fund	2,198	1,558
Fidelity Institutional Money Market Fund	2,926	-
Fidelity Cap Appreciation Fund	3,955	2,999
Fidelity Diversified International Fund	2,524	1,446
Fidelity Retirement Money Market Portfolio Fund	-	1,815
Sequoia Fund	3,350	2,060
Calamos Growth A	3,434	2,182
During 2005, the Plan’s investments within the Master Trust (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

The Walt Disney Company Common Stock Fund	$(1,382)
Shares of registered investment companies	175

$(1,207)

4. Income Taxes
The Company has received a favorable determination letter from the Internal Revenue Service dated February 10, 2006, stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. The Plan has subsequently been amended and the Company intends to file for a new determination letter in the future in accordance with the staggered remedial amendment period provisions of Revenue Procedure 2005-66. The Plan Administrator and the Plan’s legal counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)
5. Related Party Transactions
Certain Plan investments are shares of registered investment companies managed by Fidelity. Fidelity is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan to the Trustee amounted to $14,258 for the year ended December 31, 2005. The Company also qualifies as a party-in-interest and absorbs certain administrative expenses of the Plan. The Company paid $63,033 of administrative expenses on behalf of the Plan for the year ended December 31, 2005. Such transactions with the Company qualify for a statutory exemption. Furthermore, participant loans are considered party-in-interest transaction thus they qualify for statutory exemption.
The Plan also offers the Disney Stock Fund investment option. The Disney Stock Fund is designed primarily for investment in common stock of the Company. Transactions in this investment qualify as exempt party-in-interest transactions.
6. Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

	December 31,
	2005	2004

Net assets available for benefits per the financial statements	$40,380	$26,816
Amounts allocated to withdrawing participants	(26)	(26)

Net assets available for benefits per Form 5500	$40,354	$26,790

The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

For the Year Ended
December 31,
2005
Benefits paid to participants per the financial statements	$1,209
Add: Amounts allocated to withdrawing participants at December 31, 2005	26
Less: Amounts allocated to withdrawing participants at December 31, 2004	(26)

Benefits paid to participants per Form 5500	$1,209

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2005 but not yet paid as of that date.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)
7. Investment in Disney 401(k) Master Trust
The Plan’s investments are held in the Disney 401(k) Master Trust (the “Master Trust”), which also includes the assets of the Disney Salaried Savings and Investment Plan, and the ABC, Inc. Savings & Investment Plan, which are defined contribution plans sponsored by the Company or one of its subsidiary companies. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 2% and 1% at December 31, 2005 and 2004, respectively. Investment income of the Master Trust for the year ended December 31, 2005 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2005 the Master Trust’s purchases and sales of The Walt Disney Company common stock were $85,475,105 and $101,999,803, respectively.
Investments held by the Master Trust are as follows:

	December 31,
	2005	2004

Investments, at fair value:
The Walt Disney Company Common Stock Fund	$654,173	$775,216
Shares of registered investment companies	1,631,982	1,483,706

Total	$2,286,155	$2,258,922

The investment income of the Master Trust is as follows:

For the Year Ended
December 31, 2005

Investment income (loss):
Interest and dividends	$115,216
Net depreciation in fair value of investments	(122,214)

Total	$(6,998)

The net depreciation (including net realized gains/losses) in the fair value of the investments held by the Master Trust is as follows:

For the Year Ended
December 31, 2005
Net depreciation:
The Walt Disney Company Common Stock Fund	$(104,076)
Shares of registered investment companies	(18,138)

Total	$(122,214)

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
EIN: 95-4545390, Plan: 026
SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2005

(a)	(b)	Identity of Issue, Borrower, Lessor or Similar Party	(c)	Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(e)	Current Value

*		Participant loans		Interest rates range from 5.0% to 8.25% and maturing between September 2005 and June 2015.		$ 995,458

*A party-in-interest for which a statutory exemption exists.

DISNEY HOURLY SAVINGS AND INVESTMENT PLAN
EIN: 95-4545390, Plan: 026
SCHEDULE H, LINE 4a
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions

$ 8,075	$ 8,075